DLH Reports Fourth Quarter Fiscal Year 2019 Results
Strong Operating Performance, Debt Reduction Continues
Atlanta, Georgia – December 11, 2019 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of innovative healthcare services and solutions to federal agencies, today announced financial results for its fiscal fourth quarter ended September 30, 2019.

Highlights
•Revenue was $54.2 million and $32.5 million for the three months ended September 30, 2019 and 2018, respectively; excluding the June acquisition, the Company delivered organic growth of approximately 6% year-over-year in the quarter
•Operating income was $3.4 million for the fourth quarter versus $2.8 million for the prior-year period
•Earnings of $1.6 million, or $0.12 per diluted share, for the fourth quarter of fiscal 2019 versus $1.8 million, or $0.14 per diluted share, for the prior-year period, reflecting the impact of interest expense on acquisition debt and amortization of acquired intangible assets
•Operating cash flow was $6.9 million for the fourth quarter and $18.0 million for the fiscal year
•Senior bank debt was reduced by $14 million since the S3 transaction on June 7, 2019, resulting in a remaining debt balance of $56 million as of September 30, 2019

Management Discussion
“We’re very pleased to report a solid finish to fiscal 2019, highlighted by the completion of the S3 acquisition, strong cash flow, and further debt reduction,” stated DLH President and Chief Executive Officer Zach Parker. “Driven by growth across our operations, revenue for the quarter reached $54.2 million and, for the fiscal year, $160.4 million. At the same time, we generated $18.0 million in operating cash flow for the year and continued to pay down debt, as we remain committed to strengthening our balance sheet and de-levering the Company heading into fiscal 2020.

“Not only did we bolster our presence in the Public Health & Life Sciences arena, we also prepared the Company to address increased demand across the key agencies we serve – leading to larger and differentiated contract opportunities that leverage our health IT applications, data analytics expertise, highly-credentialed staff, and recently-acquired cloud computing capabilities. We also announced a five-year, IDIQ contract with the CDC for public health management and logistics support, strategic health communications, and scientific & medical consultation. Given our growing reputation and skills - and the ongoing, bipartisan support in Washington for the markets we serve - we believe DLH is very well positioned for fiscal 2020 and beyond.”

Results for the Three Months Ended September 30, 2019
Revenue for the fourth quarter of fiscal 2019 was $54.2 million versus $32.5 million in the prior-year period. The increase in revenue is due primarily to the $19.8 million contribution from the new Social & Scientific Systems unit ("S3"), while the Company's legacy operations grew approximately 6% year over year.

Income from operations was $3.4 million for the quarter versus $2.8 million in the prior-year period and, as a percent of revenue, the Company reported an operating margin of 6.3% in fiscal 2019 versus 8.7% in fiscal 2018, The lower margin year-over-year was primarily due to increased depreciation and amortization, including amortization of acquired intangibles in the S3 transaction.

Interest expense in the quarter was $1.2 million, versus $0.3 million for the three months ended September 30, 2018, reflecting higher outstanding debt balances in recognition of the S3 transaction. Income before taxes was $2.2 million for the quarter versus $2.5 million in fiscal 2018. reflecting the impact of non-cash depreciation and amortization and interest expense.

For the three months ended September 30, 2019 DLH recorded a $0.6 million provision for tax expense versus $0.7 in the prior-year period. The Company reported net income of approximately $1.6 million, or $0.12 per diluted share, for the fourth quarter of fiscal 2019 versus $1.8 million, or $0.14 per diluted share, for the fourth quarter of fiscal 2018.

On a non-GAAP basis, Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) for the three months ended September 30, 2019 was approximately $5.3 million versus $3.4 million in the prior-year period. The year-over-year increase was primarily due to the impact of the S3 acquisition.
Balance Sheet and Cash Flow
DLH generated approximately $18.0 million in operating cash flow during fiscal 2019, versus $14.1 million last year, reflecting higher net income and improved working capital. Senior bank debt was reduced by $14 million since the S3 transaction on June 7, 2019, resulting in a remaining debt balance of $56 million as of September 30, 2019. The next required principal payment is not due until March 2022, although the Company intends to continue using free cash flow to make prepayments when possible.

As of September 30, 2019 the Company had cash and cash equivalents of $1.8 million, and senior debt of $56.0 million, versus cash of $6.4 million and senior debt of $7.7 million as of September 30, 2018.

Fiscal Year 2020 Expectations for Non-operational Expenses
The Company has taken substantial actions to control its interest expense for fiscal 2020, including the following:
•Significant reduction in outstanding principal through $14 million of payments and prepayments in fiscal 2019.
•Achievement of an improved leverage ratio, resulting in a 50-basis point reduction of interest rates under its credit facility.
•Execution of a floating-to-fixed interest rate swap on $36 million of outstanding debt at the end of fiscal 2019 at 1.61%, plus applicable credit spread.
As a result, the Company expects interest expense of approximately $3.2 million for fiscal 2020 based on its fixed rate debt and a projection of interest expense on its floating rate debt at 2% LIBOR, plus applicable credit spread.

The Company expects fiscal year 2020 amortization of acquired S3 intangibles to be $3.0 million, reflecting allocation of approximately $30.6 million of the purchase price to intangible assets, with average lives of 10 years. The Company expects total amortization, including from prior acquisitions, to be $4.8 million in fiscal year 2020. In addition, the Company anticipates its tax rate to remain at 29% for fiscal 2020, and will continue to leverage the favorable tax attributes of our acquisitions and net operating losses to minimize required cash tax payments.
Conference Call and Webcast Details
DLH management will discuss fourth quarter results and provide a general business update, including current competitive conditions and strategies, during a conference call beginning at 11:00 AM Eastern Time tomorrow, December 12, 2019. Interested parties may listen to the conference call by dialing 888-347-5290 or 412-317-5256. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing 877-344-7529 and entering the conference ID 10135728.

About DLH
DLH (NASDAQ:DLHC) serves federal government clients throughout the United States and abroad delivering technology enabled solutions in key health and human services programs. The Company's seven core competencies include secure data analytics, clinical trials and laboratory services, case management, performance evaluation, system modernization, operational logistics and readiness, and strategic digital communications. DLH has over 1,900 employees serving numerous government agencies. For more information, visit the corporate website at
www.dlhcorp.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that refer to expectations, projections or other characterizations of future events or circumstances or that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH’s actual results to differ materially from those indicated by the forward-looking statements. Forward-looking statements in this release include, among others, statements regarding benefits of the acquisition, estimates of future revenues, operating income, earnings, earnings per share, non-operational expenses, backlog, and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Our actual results may differ materially from such forward-looking statements made in this release due to a variety of factors, including: the risk that we will not realize the anticipated benefits of the acquisition of S3; the diversion of management’s attention from normal daily operations of the business and the challenges of managing larger and more widespread operations resulting from the acquisition; the inability to retain S3 employees and customers; contract awards in connection with re-competes for present business and/or competition for new business; compliance with new bank financial and other covenants; the risks and uncertainties associated with client interest in and purchases of new services; changes in client budgetary priorities; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the ability to successfully integrate the operations of S3 and any future acquisitions; and other risks described in our SEC filings. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, as well as interim quarterly filings thereafter. The forward-looking statements contained herein are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and business. Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements, except as may be required by law.

CONTACTS:

INVESTOR RELATIONS
Contact: Chris Witty
Phone: 646-438-9385
Email: cwitty@darrowir.com
TABLES TO FOLLOW

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue	$54,183	$32,489	$160,391	$133,236
Cost of Operations
Contract costs	41,803	24,687	124,551	105,374
General and administrative costs	7,067	4,395	20,525	16,838
Acquisition costs	—	—	1,391	—
Depreciation and amortization	1,919	588	3,956	2,242
Total operating costs	50,789	29,670	150,423	124,454
Income from operations	3,394	2,819	9,968	8,782
Interest expense, net	1,190	315	2,473	1,116
Income before income taxes	2,204	2,504	7,495	7,666
Income tax expense	639	747	2,171	5,830
Net income	$1,565	$1,757	$5,324	$1,836

Net income per share - basic	$0.13	$0.15	$0.44	$0.15
Net income per share - diluted	$0.12	$0.14	$0.41	$0.14
Weighted average common shares outstanding
Basic	12,036	11,889	12,018	11,881
Diluted	13,016	12,873	13,041	12,873

DLH HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	September 30, 2019	September 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$1,790	$6,355
Accounts receivable	23,226	10,280
Other current assets	1,831	760
Total current assets	26,847	17,395
Equipment and improvements, net	5,343	1,566
Deferred taxes, net	2,345	4,137
Goodwill	52,758	25,989
Intangible assets, net	41,208	13,365
Other long-term assets	757	89
Total assets	$129,258	$62,541

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued payroll	$8,852	$4,983
Accounts payable, accrued expenses, and other current liabilities	20,633	10,950
Total current liabilities	29,485	15,933
Total long term liabilities	54,202	7,190
Total liabilities	83,687	23,123
Shareholders' equity:
Common stock, $0.001 par value; authorized 40,000 shares; issued and outstanding 12,036 and 11,899 at September 30, 2019 and September 30, 2018, respectively	12	12
Additional paid-in capital	85,114	84,285
Accumulated deficit	(39,555)	(44,879)
Total shareholders’ equity	45,571	39,418
Total liabilities and shareholders' equity	$129,258	$62,541

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Twelve Months Ended
	September 30,
	2019	2018
Operating activities
Net income	$5,324	$1,836
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	3,956	2,242
Amortization of deferred financing costs	982	275
Stock based compensation expense	790	1,375
Deferred taxes, net	1,792	5,502
Changes in operating assets and liabilities
Accounts receivable	617	1,631
Other current assets	(57)	(162)
Accrued payroll	178	1,260
Accounts payable, accrued expenses, and other current liabilities	5,262	54
Other long-term assets/liabilities	(805)	64
Net cash provided by operating activities	18,039	14,077

Investing activities
Business acquisition, net of cash acquired	(67,079)	—
Purchase of equipment and improvements	(405)	(654)
Net cash used in investing activities	(67,484)	(654)

Financing activities
Borrowing on senior debt	70,000	—
Repayments of senior debt	(21,708)	(11,979)
Deferred debt financing costs	(3,451)	(65)
Proceeds from stock option exercise	39	46
Net cash provided by (used in) financing activities	44,880	(11,998)

Net change in cash and cash equivalents	(4,565)	1,425
Cash and cash equivalents at beginning of year	6,355	4,930
Cash and cash equivalents at end of year	$1,790	$6,355

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$1502	$800
Cash paid during the period for income taxes	$543	$876
Derivative warrant liability reclassified as equity	$—	$(306)
Noncash issuance of stock upon exercise of options	$—	$25

Revenue Metrics

	Twelve Months Ended
	September 30,	September 30,
	2019	2018
Market Mix:
Defense/VA	58%	65%
Human Services and Solutions	25%	31%
Public Health/Life Sciences	17%	4%

Contract Mix:
Time and materials	84%	95%
Cost reimbursable	14%	3%
Firm fixed price	2%	2%

Prime vs Sub:
Prime	96%	99%
Subcontractor	4%	1%

Non-GAAP Financial Measures
The Company uses EBITDA as a supplemental non-GAAP measure of our performance. DLH defines EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes and (iii) depreciation and amortization.

For fiscal 2019 and the comparative period of fiscal 2018, the Company's net income was impacted by certain events that do not reflect the costs of our operations and which may affect the period-over-period assessment of operating results. We are reporting this non-GAAP metric to demonstrate the impact of these events. In fiscal 2019, DLH incurred $1.4 million of acquisition-related expenses incurred through the quarter ended June 30, 2019 for the acquisition of S3. The Company is excluding acquisition-related expenses from this non-GAAP measure. Additionally, in fiscal 2018, The Tax Cut and Jobs Act of 2017 ("TCJA of 2017") reduced corporate tax rates and revised rules regarding the usability of net operating losses. These changes resulted in a discrete charge to the first quarter tax provision for fiscal 2018 of $3.4 million due to revaluing the benefit of our net operating losses. Since the tax rate change was effective at the end of our first quarter in fiscal 2018, the reduction in rates was not fully reflected in fiscal 2018. Thus, for comparability, the tax provision for the prior year periods has been presented using the current year rate of 29%.

During the 2019 fiscal year, DLH acquired S3. The Company believes that it is helpful for investors to be able to evaluate the revenue performance of DLH’s underlying business excluding the impact of acquisitions. Therefore, the Company provides organic revenue growth as a non-GAAP measure to support this objective. To calculate organic revenue growth, the Company compares current year revenue, less revenue from acquisitions, to prior year revenue.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company's Board utilize these non-GAAP measures to make decisions about the use of the Company's resources, analyze performance between periods, develop internal projections and measure management performance. DLH believes that these non-GAAP measures are useful to investors in evaluating the Company's ongoing operating and financial results and understanding how such results compare with the Company's historical performance.

Reconciliation of GAAP net income to EBITDA, a non-GAAP measure:

(amounts in thousands)	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2019	2018	Change	2019	2018	Change
Net income	$1,565	$1,757	$(192)	$5,324	$1,836	$3,488
(i) Interest expense	1,190	315	875	2,473	1,116	1,357
(ii) Provision for taxes	639	747	(108)	2,171	5,830	(3,659)
(iii) Depreciation and amortization	1,919	588	1,331	3,956	2,242	1,714
EBITDA	$5,313	$3,407	$1,906	$13,924	$11,024	$2,900

Reconciliation of GAAP net income to net income adjusted for the effect of The Tax Cuts and Jobs Act of 2017 and the acquisition costs of S3, a non-GAAP measure:

(amounts in thousands)	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2019	2018	Change	2019	2018	Change
Net income	$1,565	$1,757	$(192)	$5,324	$1,836	$3,488
Write-down of deferred tax assets	—	—	—	—	3,365	(3,365)
Pro-forma impact of tax rate change	—	20	(20)	—	242	(242)
Acquisition costs	—	—	—	1,391	—	1,391
Tax effect of excluding acquisition costs, net	—	—	—	(403)	—	(403)
Net income, adjusted for the effect of The TCJA of 2017 and the acquisition of S3	$1,565	$1,777	$(212)	$6,312	$5,443	$869

Net income per diluted share	$0.12	$0.14	$(0.02)	$0.41	$0.14	$0.27
Impact of write-down of deferred tax asset	—	—	—	—	0.26	(0.26)
Pro-forma impact of tax rate change	—	—	—	—	0.02	(0.02)
Impact of acquisition costs, net	—	—	—	0.08	—	0.08
Net income per diluted share, adjusted for the effect of The TCJA of 2017 and the acquisition of S3	$0.12	$0.14	$(0.02)	$0.49	$0.42	$0.07